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                                                                       EXHIBIT 8


David W. Santi
(404) 815-3739
Direct Fax: (404) 685-7039
E-Mail: dsanti@sgratl.com

                                              , 1999
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Riva Bancshares, Inc.
13004 Starbuck Road
St. Louis, Missouri 63141

Premier Bancshares, Inc.
815 West Stadium Boulevard
Jefferson City, Missouri 65110

         Re: Agreement and Plan of Merger under which Premier Bancshares, Inc. will merge with and into Riva Bancshares, Inc.

Ladies/Gentlemen:

         We have acted as special counsel to Riva Bancshares, Inc. ("Riva") in connection with the proposed merger (the "Merger") of Premier Bancshares, Inc. ("Premier") with and into Riva, pursuant to the terms of and as described in that certain Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated as of July 29, 1999 by and between Riva and Premier described in the Riva Registration Statement on Form S-4, as filed with the Securities and Exchange Commission on or about May 19, 1999, as amended (the "Registration Statement"). At your request, in connection with the filing by Riva of the Registration Statement and the Proxy Statement-Prospectus of Premier and Riva (the "Proxy Statement-Prospectus") included as part of the Registration Statement, we are rendering our opinion concerning certain federal income tax consequences of the Merger. Unless otherwise indicated, all capitalized terms used in this opinion have the same meaning as used in the Proxy Statement-Prospectus.

         For purposes of rendering our opinion herein, we have conducted an examination of the Internal Revenue Code of 1986, as amended (the "Code"), and such other applicable laws, regulations, rulings, decisions, documents and records as we have deemed necessary. With respect to factual matters, we have relied upon the Merger Agreement, including, without limitation, the representations of the parties set forth therein, and upon certain statements and representations made to us in certificates by officers of Riva and Premier, in each case without independent verification thereof. With the consent of Riva and Premier, we have relied on the accuracy and completeness of the statements and representations contained in such certificates and have assumed that such


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Riva Bancshares, Inc.
Premier Bancshares, Inc.
                 , 1999
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Page 2

certificates will be complete and accurate as of the Effective Time. We have assumed that any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. We have also relied on the accuracy and completeness of the Proxy Statement-Prospectus.


         For purposes of this opinion, we have also assumed (i) that at least fifty percent of the outstanding shares of Premier Common Stock will be exchanged for Riva Common Stock in the Merger, (ii) the shares of Premier Common Stock constitute capital assets in the hands of each holder thereof, the Merger will be consummated according to the Merger Agreement, (iii) the Merger will qualify as a statutory merger under applicable state law, and (iv) any warrants granted to Premier Shareholders upon completion of the initial public offering will be considered merger consideration received, together with Riva Common Stock, in exchange for Premier Common Stock.


         Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that under the Code:

         (1) The Merger will constitute a reorganization under Code ss.368(a), and Riva, and Premier will each be a party to the reorganization within the meaning of Code ss.368(b).


         (2) Holders of shares of Premier Common Stock who exchange such shares solely for shares of Riva Common Stock and warrants, if any will not recognize gain or loss on the exchange.



         (3) The federal income tax basis of shares of Riva Common Stock and warrants, if any received in exchange for shares of Premier Common Stock will be equal to the holder's basis of the shares of Premier Common Stock surrendered in exchange therefor, and the holding period of such Riva Common Stock and warrants, if any will include the holding period of the Premier Common Stock surrendered in exchange therefor.


         (4) The receipt of cash in lieu of fractional shares will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Riva, and capital gain or loss will be recognized in an amount equal to the difference between the cash received and the basis of the fractional share of Riva Common Stock surrendered.

         (5) A holder of Premier Common Stock who exercises appraisal rights will recognize capital gain or loss equal to the difference between the cash received and such holder's tax basis in the Premier Common Stock exchanged.


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Riva Bancshares, Inc.
Premier Bancshares, Inc.
                 , 1999
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Page 3

         The opinions expressed herein are based upon our interpretation of existing legal authorities, and no assurance can be given that such interpretations would be followed if the exchange of shares contemplated by the Merger became the subject of administrative or judicial proceedings. Statements of opinion herein are opinions only and should not be interpreted as guarantees of the current status of the law, nor should they be accepted as a guarantee that a court of law or administrative agency will concur in such statement.

         No opinion is expressed with respect to any of the following:

         (i) The appropriate method to determine the fair market value of any stock or other consideration received in any sale or exchange;

         (ii) The state, local or foreign tax consequences of any aspect of the Merger; or

         (iii) The federal income tax consequences of any aspect of the Merger to holders of Premier Common Stock who are subject to special tax treatment for federal income tax purposes, including among others, insurance companies, tax exempt entities and foreign taxpayers, or to holders of warrants or options to purchase Premier Common Stock, if any, which are exchanged for or converted into options or warrants to acquire Riva Common Stock.

         We expressly consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to this opinion in the Proxy Statement-Prospectus. In giving this opinion, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                             Very truly yours,

                                             SMITH, GAMBRELL & RUSSELL, LLP



                                             David W. Santi